EXHIBIT 99.1

                           News from Graham Packaging

Contact:
Donald C. Sarvey
Editorial Enterprises, Inc.
(717) 236-7716
editorialenterprises@earthlink.net

May 13, 2005
FOR IMMEDIATE RELEASE

Graham Packaging reports 1st quarter increases in net sales, operating income

YORK, Pennsylvania, USA--Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., today reported a 138 percent gain in net sales and a 28 percent gain in operating income for the first quarter of 2005, compared to the first quarter of 2004.

Chairman and CEO Philip R. Yates said net sales for the three months ended March 31, 2005, totaled $620.5 million, an increase of $360.2 million, or 138 percent, from net sales of $260.3 million for the three months ended March 28, 2004.

"Although the increase in net sales was due in large part to our acquisition of OIPC, the plastic blow-molded container business of Owens-Illinois, which accounted for $303.6 million of the increase in net sales, we also continued our track record of internal growth in all of our markets," Yates explained.

Yates said the first-quarter increase in net sales was also a consequence of an increase in resin pricing, accounting for approximately $70 million of the increase in sales. Yates also noted that units increased by 82 percent in the first quarter.

Graham Packaging essentially doubled in size as a result of the $1.2 billion acquisition from O-I last October with combined pro forma sales in 2004 of $2.2 billion.

On a geographic basis, first-quarter sales in North America were up $324.1 million, or 151 percent. This included net sales of $283.7 million attributable to the business acquired from O-I. Sales were up 80 percent in Europe and 76 percent in South America on a combination of the business acquired from O-I and an increase in units.

Chief Financial Officer John E. Hamilton said operating income for the first quarter of 2005 increased $19.2 million, or 58 percent, compared to the first quarter of 2004, before increases for 2005 in non-recurring charges of $7.4 million, project charges of $0.9 million, and impairment charges of $1.6 million. After taking into account these one-time costs, operating income was $42.5 million, up $9.3 million, or 28 percent, from $33.2 million in the first quarter of 2004.

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Hamilton said net income for the first quarter of 2005 decreased $12.1 million when compared to 2004, before taking into account increases in 2005 for non-recurring charges of $7.4 million, project charges of $0.9 million, and impairment charges of $1.6 million. After taking into account these one-time costs, the company recorded a net loss of $11.5 million for the first quarter of 2005, compared to net income of $10.5 million for the first quarter of 2004.

Net interest expense increased by 105 percent in the first quarter, primarily the result of the increased debt associated with the acquisition from O-I last fall. Interest expense in the first quarter of this year totaled $42.8 million, compared to $20.9 million for the same period last year.

Adjustments in the carrying values of assets resulted in impairment charges of $1.6 million for the first quarter of 2005.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization)*, was $107.9 million for the first quarter of 2005, excluding certain required adjustments of $11 million.

"This is now our second quarter as a combined company, and we are starting to see the results of our integration," Hamilton said. "Our first quarter 2005 net sales are up 15 percent over the fourth quarter of 2004 and covenant compliance EBITDA is up 21 percent."

Yates said the company's growth has enhanced its position as the leading supplier of value-added plastic packaging by adding breadth and diversity to its portfolio of blue-chip customers. He also said the company's acquisition strategy has bolstered its technology and product-development capabilities.

"We are at the six month point in the wake of the OIPC acquisition, and the integration of the two organizations is going very well."

Consistent with Graham Packaging's basis for the acquisition, Yates said he expects the integration plan to be fully implemented within the next 18 months and, as of today, the company estimates it will net nearly $70 million in improved operating income with approximately $100 million in cost savings. The company believes that the cost savings will be partially offset by the expected sales run-offs in the acquired business, performance issues in the combined household category, and continued softness in the overall automotive lubricants market. The company estimates approximately half of the improvement will come in 2005. One-time costs to achieve these savings are expected to total


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approximately $160 million, with an estimated two-thirds coming by December 31,
2005. Roughly 50 percent of the total and the 2005 one-time costs are expected to be capitalized.

Net loss reconciliation to Covenant Compliance EBITDA

                                           3 Months Ended
                                           --------------
                                        March         December
                                         2005           2004
                                         ----           ----
                                            ($ Millions)
Net loss                                $ (11.5)        $(71.8)
Interest expense, net                      42.8           78.3
Income tax expense (benefit)               10.4           (6.7)
Depreciation and amortization              52.9           52.5
Impairment charges                          1.6            5.8
Monitoring fees                             1.2            1.2
Non-recurring charges                       8.1           23.1
Minority interest                           0.5            0.3
Project charges                             1.9            4.8
                                        -------         ------
   Subtotal                             $ 107.9         $ 87.5
Certain required adjustment                11.0           10.8
                                        -------         ------
Covenant Compliance EBITDA              $ 118.9         $ 98.3
                                        =======         ======

Graham Packaging, with 90 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care and specialty and automotive lubricants markets.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company's control. For a description of these uncertainties and risk factors, and for a more complete description of the company's results of operations, see the company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

*Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Covenant compliance EBITDA is calculated in the Credit Agreements and Indentures by adding minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense, impairment charges, the ongoing per-year fees paid to certain of the partners of Holdings under existing agreements, non-cash equity in earnings of joint ventures, other non-cash charges, recapitalization expenses, special charges and unusual items and certain other charges to net income (loss) and is a calculation used for certain covenant tests starting in 2005.

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